                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                                Upbancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                                               CHICAGO, ILLINOIS
                                                                  MARCH 16, 2001





                                 UPBANCORP, INC.
                               4753 NORTH BROADWAY
                             CHICAGO, ILLINOIS 60640
                                  773/878-2000

                          PROXY STATEMENT AND NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 17, 2001



TO THE STOCKHOLDERS OF UPBANCORP, INC.:


         The Annual Meeting of Stockholders of Upbancorp, Inc. (the "Corporation"), will be held at Uptown National Bank of Chicago, 4753 North Broadway, Chicago, Illinois, on Tuesday, April 17, 2001, at 9:45 A.M., for the purpose of considering and voting upon the following matters:

         1. To elect two (2) Directors to serve as Class III Directors until the regular Annual Meeting of Stockholders in 2004 and until their successors are elected and have qualified; and

         2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.










PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IT IS HOPED THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Corporation of proxies for use at the Annual Meeting of Stockholders of the Corporation to be held April 17, 2001. The record date for determining stock ownership is March 12, 2001. Only Stockholders of record as of March 12, 2001, will be entitled to notice of, and to vote at, the Annual Meeting. As of March 12, 2001, the Corporation had issued and outstanding 835,055 shares of Common Stock with a par value of $1.00 per share. Each share is entitled to one vote on all matters to be considered at the Annual Meeting.

         The Corporation's 2000 Annual Report on Form 10-K, including financial statements consolidated with those of Uptown National Bank of Chicago ("Uptown"), is being transmitted to each Stockholder with this Proxy Statement. This Proxy Statement (and the accompanying proxy) is being mailed to all Stockholders on or about March 16, 2001.

         The Corporation was established as a one-bank holding company with respect to Uptown on June 1, 1983, and became a multi-bank holding company when Heritage Bank, Phoenix, Arizona ("Heritage") became a wholly-owned subsidiary on July 12, 1988. On September 1, 2000, Heritage was merged with and into and under the charter of Uptown.

         Your proxy is being solicited by the Board of Directors of the Corporation. The cost of soliciting proxies will be borne by the Corporation. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by officers, Directors and certain employees of the Corporation or Uptown who will not be specially compensated for such soliciting. The Corporation will, at its expense, upon the receipt of a request from brokers and other custodians, nominees and fiduciaries, forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

         Stockholders are urged to specify the way they wish to vote their shares by marking the appropriate boxes on the enclosed proxy. Shares represented by proxies which are properly executed and returned will be voted at the Annual Meeting as specified on the proxy. If no choice is specified, the shares will be voted FOR the nominees listed under Proposal 1 in this Proxy Statement. It is not anticipated that any action will be asked of the Stockholders other than that set forth herein; proxies in the enclosed form, however, will confer discretionary voting authority regarding any other matters which may properly come before the Annual Meeting on the individuals specified in the enclosed proxy.

         Any Stockholder giving a proxy will have the right to revoke it at any time prior to the voting thereof by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of the Corporation or by attending the Annual Meeting and voting in person.

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Judges of Election appointed by the Board of Directors for the Annual Meeting who will determine whether a quorum is present. The Judges of Election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the Stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Corporation has a staggered Board of Directors divided into three classes. One class is elected annually to serve for three years. At the Annual Meeting of Stockholders on April 17, 2001, two Class III Directors will be elected for terms of three years or until their successors are elected and qualified. The two nominees are indicated in the table below. The proxy provides instructions for voting for all Director nominees or for withholding authority to vote for one or more Director nominees. Unless instructed to the contrary, the persons acting under the proxy solicited hereby will vote for the nominees named as Class III Directors. The Corporation has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the Annual Meeting. To be elected as a Director, each Director nominee must receive the favorable vote of a plurality of the shares represented and entitled to vote at the Annual Meeting.

INFORMATION ABOUT DIRECTORS AND NOMINEES

The following table contains certain information with respect to the nominees and the Continuing Directors, including the number of shares of Common Stock of the Corporation beneficially owned, directly or indirectly, as of March 12, 2001, and the year each nominee and Continuing Director became a Director of the Corporation or its predecessor, Uptown.

NOMINEES

The following persons, if elected at the Annual Meeting of Stockholders, will serve as Class III Directors for three years:

CLASS III (TERM EXPIRES 2004)

                                                                                          COMMON STOCK BENE-
                                                                                         FICIALLY OWNED AS OF
                                                                                           MARCH 12, 2001(1)
NAME, AGE AND YEAR                                                                     -------------------------
BECAME DIRECTOR OF             PRINCIPAL OCCUPATION                                    NO. OF            PERCENT
THE CORPORATION                AND OTHER INFORMATION                                   SHARES            OF CLASS
------------------             ---------------------                                   -------           ---------
James E. Heraty                Consultant to the temporary help industry               68,290                 8.18
Age 69 - 1984                  since June 1996; prior thereto President,                                     (2)(3)
                               Ready Men, Inc.; Director of the Corporation
                               and Uptown

Richard K. Ostrom              Chairman of the Board, President, Chief                 130,099               15.58
Age 61 - 1976                  Executive Officer and Director of the                                        (2)-(6)
                               Corporation; Chairman of the Board and
                               Director of Uptown; Chairman of the Board
                               and Director, and from January 2000 until
                               September 2000, President and Chief
                               Executive Officer of Heritage(7)

CONTINUING DIRECTORS

The following persons will continue to serve as Directors for the periods indicated:

CLASS I (TERM EXPIRES 2002)

                                                                                          COMMON STOCK BENE-
                                                                                         FICIALLY OWNED AS OF
                                                                                           MARCH 12, 2001(1)
NAME, AGE AND YEAR                                                                     -------------------------
BECAME DIRECTOR OF             PRINCIPAL OCCUPATION                                    NO. OF            PERCENT
THE CORPORATION                AND OTHER INFORMATION                                   SHARES            OF CLASS
------------------             ---------------------                                   -------           ---------
Delbert R. Ellis               Retired, former Executive Vice President                6,376                   76
Age 68 - 1996                  of Bank of America, Arizona; Director of                                        (4)
                               the Corporation, and since September 2000,
                               Director of Uptown; Vice Chairman of the
                               Board and Director of  Heritage until
                               September 2000(7)

Marvin L. Kocian               President, Komar Screw Corporation;                     14,255                1.71
Age 64 - 1982                  Vice President, Assistant Secretary and                                         (8)
                               Director of the Corporation; Director
                               of Uptown

CLASS II (TERM EXPIRES 2003)

Stephen W. Edwards             Consultant, Planned Futures, Inc.;                      54,322                6.51
Age 68 - 1985                  Director of the Corporation and Uptown                                          (2)

Robert P. Griffiths            Vice President and Director of the                      56,841                6.81
Age 51 - 1997                  Corporation; President, Chief Executive                                         (2)
                               Officer and Director of Uptown; Executive
                               Vice President of Heritage from January
                               2000 until September 2000(7)

Alfred E. Hackbarth, Jr.       Attorney and CPA, Partner, Hackbarth                    45,812                5.49
Age 70 - 1988                  & Hudson, P.C.; Retired Partner,                                       (4)(5)(8)(9)
                               Arthur Andersen & Co., S.C.; Director
                               of the Corporation, Uptown and, until
                               September 2000, Heritage(7)

------------------------------

(1) The information contained in this column is based upon information furnished to the Corporation by the individuals named above or was ascertained from an examination of the Corporation's stock records. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. The above amounts do not include shares beneficially owned by the adult children of the Directors. Beneficial ownership of such shares is disclaimed by the Directors. The above amounts include shares held in joint tenancy with certain members of the families of the Directors. Shares so held are deemed to be shared as to voting and investment power.

(2) The above amount includes 48,400 shares held by the Corporation's pension plan for its employees. Voting and investment power with respect to these shares is shared by Messrs. Edwards, Griffiths, Heraty and Ostrom. Beneficial ownership of these shares is disclaimed by Messrs. Edwards and Heraty. Messrs. Ostrom and Griffiths are vested participants in the pension plan.

(3) The above amount includes 12,468 shares held by J.R. Enterprises. Messrs. Heraty and Ostrom are partners in J.R. Enterprises. Voting and investment power with respect to these shares is shared by Messrs. Heraty and Ostrom.

(4) The above includes 4,376 shares held by H.E.O. Enterprises. Messrs. Ellis, Hackbarth and Ostrom are partners in H.E.O. Enterprises. Voting and investment power with respect to these shares is shared by Messrs. Ellis, Hackbarth and Ostrom.

(5) The above amount includes 24,000 shares held by a charitable foundation of which Messrs. Ostrom and Hackbarth are directors and officers.

(6) The above amount includes 1,332 shares held in joint tenancy with Mr. Ostrom's adult children.

(7) Heritage was merged with and into and under the charter of Uptown on September 1, 2000.

(8) The above amounts do not include shares beneficially owned by the spouses and adult children of certain Directors as follows: Kocian -840; and Hackbarth - 6,800. Beneficial ownership of these shares is disclaimed.

(9) The above amount includes 13,436 shares held by two trusts for which Mr. Hackbarth is co-trustee. Voting and investment power with respect to these shares is shared. Beneficial ownership of these shares is disclaimed.

EXECUTIVE OFFICERS

Set forth below is a list of all executive officers of the Corporation other than those listed above.

NAME                           AGE        POSITION WITH THE CORPORATION, UPTOWN AND HERITAGE
----                           ---        --------------------------------------------------
Kathleen L. Harris             37         Senior Vice President and Chief  Financial Officer of the Corporation;
                                          Executive Vice President and Director of Uptown since September 2000;
                                          prior thereto Senior Vice President and Cashier, and from July 1999 until
                                          September 2000, Director of Heritage(1)

------------------------------------------
(1) Heritage was merged with and into and under the charter of Uptown on September 1, 2000.

         All of the Corporation's Directors hold office for the terms indicated and all of the Corporation's executive officers hold office for a term of one year, or until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the Directors, executive officers, or any other person pursuant to which any of the Directors or executive officers have been selected for their respective positions, except with respect to the employment agreements with Messrs. Ostrom and Griffiths as described below (see "EMPLOYMENT AGREEMENTS").

BOARD COMMITTEES AND MEETINGS

         The Executive Committee functions as an extension of the Board between regular meetings of the Board. Members of the Executive Committee are Messrs. Ellis, Hackbarth, Kocian and Ostrom. The Executive Committee counsels the Chief Executive Officer in evaluating and recommending major changes in corporate policy. The Executive Committee has the authority to exercise all powers of the full Board of Directors except that it does not have the power to declare dividends, issue stock, amend the bylaws, recommend to the Stockholders any action that requires Stockholder approval, fill vacancies on the Board, appoint or remove officers, amend or rescind prior action of the Board.

         The Executive Committee serves as the directors Nominating Committee and the Executive Compensation Committee. This Committee met six times during 2000. The Nominating Committee will consider nominees recommended by the Stockholders. Recommendations should be forwarded to Evy Alsaker, Vice President, Upbancorp, Inc., 4753 North Broadway, Chicago, Illinois 60640.

         The Corporation has a standing Audit Committee. Members of the Audit Committee are Messrs. Edwards, Ellis, Hackbarth, Heraty and Kocian. The functions of the Audit Committee consist of reviewing, with the Corporation's independent auditors, the scope and results of the Corporation's procedures for internal auditing, the scope and results of the auditing engagement and the adequacy of the Corporation's system of internal controls. The Audit Committee also makes a recommendation on the selection of the Corporation's independent auditors to the Board of Directors. This Committee met four times during 2000.

         The Board of Directors of the Corporation met five times during 2000. All of the present Directors attended more than 75% of the meetings of the Board and of the committees of the Board on which they served during 2000.

AUDIT COMMITTEE REPORT

         Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing the Corporation's financial reporting process of the Board of Directors. A copy of the Audit Committee Charter is included in APPENDIX A to this Proxy Statement.

         The Audit Committee has (i) reviewed and discussed the Corporation's audited financial statements for the fiscal year ended December 31, 2000, with management and with the Corporation's independent auditors; (ii) discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards); and (iii) received and discussed the written disclosures and the letter from the Corporation's independent auditors required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on such review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Corporation be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the U.S. Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE:

Stephen W. Edwards
Delbert R. Ellis
Alfred E. Hackbarth, Jr.
James E. Heraty
Marvin L. Kocian

March 13, 2001

         This Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities Exchange Commission (the "SEC") or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Act") or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

EXECUTIVE COMPENSATION

The following table sets forth compensation information about the Corporation's Chairman of the Board, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Vice President of the Corporation. No other executive officers of the Corporation or its subsidiaries received more than $100,000 in salary and bonus during 2000.

                           SUMMARY COMPENSATION TABLE

====================================================================================================================
                                                                                     OTHER ANNUAL    ALL OTHER
                    NAME AND                                                           COMPEN-        COMPEN-
              PRINCIPAL POSITION                  YEAR       SALARY        BONUS      SATION (1)     SATION (2)
                                                  ----       ------        -----      ----------     ----------
--------------------------------------------------------------------------------------------------------------------
Richard K. Ostrom                                 2000       250,000      75,227            -0-          13,465
      Chairman of the Board, President and        1999       250,000      58,043            -0-          12,305
      Chief Executive Officer of the              1998       225,000      33,750         11,500          11,532
      Corporation; Chairman of the Board and
      Director of Uptown; Chairman of the
      Board and Director, and from January
      2000 until September 2000, President and
      Chief Executive Officer of Heritage(3)
--------------------------------------------------------------------------------------------------------------------
Robert P. Griffiths                               2000       177,500      34,111            -0-           8,308
      Vice President and Director of the          1999       172,500      24,251            -0-           7,272
      Corporation; President, Chief Executive     1998       158,525      15,150          8,000           7,600
      Officer and Director of Uptown;
      Executive Vice President of Heritage
      from January 2000 until September 2000(3)
--------------------------------------------------------------------------------------------------------------------
Kathleen L. Harris                                2000       125,000      10,464            -0-           4,727
      Senior Vice President and Chief             1999       105,000       7,550            -0-           3,376
      Financial Officer of the Corporation;       1998        99,527       4,612            -0-           3,221
      Executive Vice President and Director of
      Uptown since September 2000; prior
      thereto Senior Vice President and
      Cashier, and from July 1999 until
      September 2000, Director of Heritage(3)
====================================================================================================================

(1) The amount indicated for Messrs. Ostrom and Griffiths represents Board of Directors and Committee fees.

(2) The amount indicates the Corporation's 401(k) Flexible Compensation Plan match of the executive's contribution, limited to 3% of the individual's annual salary; the Corporation's 401(k) optional contribution, and in the case of Messrs. Ostrom and Griffiths, the reportable amount of the annual premium associated with a Split Dollar Life Insurance Policy, which in 2000, 1999 and 1998 was $8,365 , $7,505 and $6,732, respectively, for Mr. Ostrom; and $3,208, $2,472 and $2,322, respectively, for Mr. Griffiths.

(3) Heritage was merged with and into and under the charter of Uptown on September 1, 2000. No compensation was paid by Heritage after September 1, 2000.

DIRECTORS' FEES

         All non-employee Directors receive an annual retainer of $3,000 for the Corporation, $5,000 for Uptown and $3,000 for Heritage. In addition, they receive the following amounts for each Board of Director and Committee meeting they attend: Corporation Board of Directors meeting -- $700; Audit Committee -- $500; Executive Committee -- $500; Retirement Committee -- $200; Uptown Board of Directors meeting -- $300; Land Trust Committee -- $250; Loan and Investment Committee -- $200; Heritage Board of Directors meeting -- $300; and Loan and Investment Committee -- $200. Employee Directors do not receive an annual retainer or attendance fees for Director or Committee meetings. Heritage ceased to operate as an independent bank as of September 1, 2000, and therefor no Heritage Director or Committee fees were paid after September 1, 2000.

         The Board of Directors of the Corporation and Uptown have adopted and administer a directors' deferred compensation plan (the "Deferred Plan") in which participation is voluntary. The Deferred Plan is not a "qualified plan" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Deferred Plan allows participants to defer Director retainer and meeting fees for the benefit of the participants. Deferred fees paid to participants are placed in a cash reserve account. Payments are to be made under the Deferred Plan when a participant ceases to be a Director for any reason. Currently, Messrs. Edwards, Ellis and Heraty participate in the Deferred Plan.

RETIREMENT BENEFITS

         Substantially all employees of the Corporation who have met a service requirement are participating in the Corporation's noncontributory pension plan. The following table illustrates the estimated annual benefits payable upon retirement pursuant to the pension plan for specified average base salary rates and years of credited service classifications.

                                  PENSION TABLE
                      ANNUAL RETIREMENT BENEFITS BASED UPON
                                YEARS OF SERVICE

REMUNERATION                 10               15                20               25                30
------------                ----             ----              ----             ----              ----
$125,000                   $18,750          $28,125           $37,500         $ 46,875          $ 56,250
$150,000                    22,500           33,750            45,000           56,250            67,500
$175,000                    26,250           39,375            52,500           65,625            78,750
$200,000                    30,000           45,000            60,000           75,000            90,000
$225,000                    33,750           50,625            67,500           84,375           101,250
$250,000                    37,500           56,250            75,000           93,750           112,500
$300,000                    45,000           67,500            90,000          112,500           246,000

         "Remuneration" is determined by averaging the employee's annual salary for the five consecutive plan years of the participant's benefit service that produces the highest average earnings preceding retirement. The statutory maximum recognizable compensation for 2000 was limited to $170,000. The actual salary paid to an employee considered in determining the employee's average annual remuneration includes base pay, overtime pay, commissions and bonuses. Benefits are computed on straight life annuity amounts; such benefits are not subject to any deduction for Social Security or other offsets. Richard K. Ostrom has thirty-eight years of credited service, Robert P. Griffiths has seven years of credited service and Kathleen L. Harris has twelve years of credited service.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         The Board of Directors of the Corporation adopted a Supplemental Executive Retirement Plan (the "SERP") for certain executive officers, effective February 1998. The SERP is not a "qualified plan" within the meaning of Section 401(a) of the Code. The principal objective of the SERP is to ensure the payment of a competitive level of retirement income to attract, retain and motivate selected executives.

         Eligibility for participation in the SERP is limited to those executive employees whose earnings during any period exceed the maximum amount of earnings taken into account for pension plan purposes under Section 401(a) of the Code, or whose accrued benefit under the Corporation's pension plan is limited by
Section 415 of the Code. The payments are to be made under the SERP at a participant's retirement or death, but not for any other event of termination of employment.

EMPLOYMENT AGREEMENTS

         In July of 1999, the Corporation entered into a five-year employment agreement with Mr. Ostrom, effective July 1, 1999, which provides for automatic one-year extensions unless notice is given by either Mr. Ostrom or the Corporation. This agreement will now expire on June 30, 2006.

         The agreement provides that Mr. Ostrom will receive a base salary of at least $250,000 per year, which can be increased but not decreased during the term of the agreement. The agreement also provides that Mr. Ostrom will be eligible to participate in any incentive compensation programs and other benefit programs offered by the Corporation and that he will receive an automobile, life insurance (including split-dollar life insurance), club memberships and financial planning assistance.

         If Mr. Ostrom is terminated without "cause" or by giving notice of nonrenewal or if he resigns for "good reason", he will be entitled to all accrued benefits plus a lump sum pro rata annual bonus award for the year in which the termination occurs, payable within thirty (30) days of the date of termination (the "Accrued Obligations"). He will also be entitled to severance pay equal to his base annual salary for the greater of one year or the remainder of the term of the agreement and group medical benefits, as well as life and accident and disability insurance coverage through the severance period, at the Corporation's cost (the "Accrued Obligations"). In addition, he will be entitled to his split-dollar life insurance policy; to purchase the bank car he is using at its book value; and to outplacement counseling for a period of up to two years or until he secures employment, if less than 2 years, at a cost not to exceed $15,000. Severance pay will be paid regardless of whether Mr. Ostrom becomes employed following such termination. Additional severance pay and medical benefits may be provided for up to twelve additional months if he has not obtained employment. If Mr. Ostrom is terminated for "cause" or voluntarily terminates his employment, he is only entitled to receive payment of the Accrued Obligations. "Cause" is defined as the willful and continued failure to perform substantially his duties, willful engaging in illegal conduct or gross misconduct detrimental to the Corporation or conviction of a felony involving moral turpitude.

         Upon a "Change-In-Control" of the Corporation, the term of the agreement will automatically be extended to the later of three years from the date of the Change-In-Control or June 30, 2006. A "Change-In-Control" of the Corporation is defined as a change-in-control which must be reported to the SEC or the Board of Governors of the Federal Reserve System (the "Federal Reserve"), or if (1) any person or entity acquires or controls 20% or more of the Corporation's outstanding voting securities; (2) during any period of two consecutive years, the persons who were directors of the Corporation immediately prior to such period cease to constitute a majority of the Board of Directors of the Corporation; or (3) the Corporation or Uptown is sold, merged or consolidated with another bank holding company or bank.

         If Mr. Ostrom is terminated or resigns for "good reason" after a Change-In-Control and within the extended term of the agreement, or resigns for any reason (or becomes disabled or dies) within a one-year period after a Change-In-Control, he will be entitled to receive the Accrued Obligations plus the following compensation and benefits for four years following his termination. He will be entitled to his annual base salary and annual bonus award; annual contributions to the Corporation's retirement plans based on the rate of contributions to such plans for the calendar year immediately preceding the Change-In-Control or date of termination, whichever produces the greater amount; compensation for perquisites to which he was entitled in an amount equal to 7.5% of his annual salary; amounts paid by the Corporation on his behalf for other benefits including club memberships and group medical benefits, as well as life and accident and disability insurance coverage, at the Corporation expense; and outplacement counseling for a period of up to two years or until he secures employment, if less than 2 years, at a cost not to exceed $15,000. Mr. Ostrom has the option to have the total value of the above compensation and benefits made in a lump sum payment following a Change-In-Control.

         Mr. Ostrom will also be entitled to receive supplemental compensation in the event that, as a result of a Change-In-Control, he is subject to any excise tax for "excess parachute payments," as defined in the Code. The Corporation would be required to reimburse him so that on an after-tax basis, he receives the full value of the compensation to be paid to him following a Change-In-Control.

         "Good reason" occurs under the agreement in the following circumstances: (1) the Corporation reduces Mr. Ostrom's salary; (2) the Corporation discontinues his participation in any benefit and/or incentive program; (3) the Corporation asks him to relocate; or (4) the Corporation reduces his current duties, authority or status.

         If Mr. Ostrom dies other than during a one-year period following a Change-In-Control, he will not receive any special death benefits and his estate will receive the Accrued Obligations plus any life insurance proceeds. If he becomes disabled, other than during the one-year period following a Change-In-Control, he will be paid through the date of his termination. In addition, the Corporation will maintain his split-dollar life insurance and he can purchase the bank car he was using at its book value.

         If Mr. Ostrom retires, the Corporation will pay his medical and dental insurance. He will also be entitled to acquire the split-dollar life insurance policy and purchase the bank car he was using at its book value.

         The agreement provides that during the term of the agreement and the one-year period immediately following termination of Mr. Ostrom's employment, he will not render services similar to those being performed for the Corporation to any business located within a ten-mile radius of the headquarters of the Corporation. This limitation does not apply to businesses located in the central loop area of Chicago.

         In December of 1998, the Corporation and Uptown entered into a two-year employment agreement with Mr. Griffiths which expired December 31, 2000. This agreement was superseded by a three-year executive compensation and benefits letter agreement, expiring December 31, 2003, and a related change-in-control benefits letter agreement. Mr. Griffiths received from Uptown a salary of $177,500 in 2000 pursuant to his prior employment agreement and will receive a base annual salary of $185,000 for 2001, $192,500 for 2002 and $200,000 for 2003
pursuant to the letter agreement. Mr. Griffiths' letter agreement provides for incentives based on the financial performance of the Corporation and Uptown.

         If Mr. Griffiths' employment is terminated as a result of a "change-in-control" of the Corporation or Uptown, Uptown is required to continue to pay his base salary and his existing pension and insurance coverages for the twenty-four months immediately following the separation from service. These payments, however, are required to be reduced by any amount which, under the Code, is deemed an "excess parachute payment."

         A "change-in-control" is defined as a change-in-control which must be reported to the SEC, the Office of the Comptroller of the Currency or the Federal Reserve, or if (1) any person or entity acquires or controls 30% or more of the Corporation's outstanding voting securities; (2) the directors of the Corporation as of the date of the change-in-control letter agreement cease to be a majority of the Board of Directors of the Corporation (unless the newly elected directors were nominated by at least two-thirds of the members of the Board as of the date of the change-in-control letter agreement); or (3) the Corporation or Uptown is sold, merged or consolidated with another bank holding company or bank.

         If Mr. Griffiths is terminated for "cause" or due to death, neither the Corporation nor Uptown has any obligation to provide continued benefits. "Cause" is defined as the commission of a criminal act against the Corporation, Uptown or any of their subsidiaries, willful refusal to follow direction of the Board of Directors or usurping a corporate opportunity from the Corporation or Uptown.

         Mr. Griffiths' agreement provides that during the ninety-day period immediately following termination of his employment other than for cause, he would not render services similar to those being performed for the Corporation or Uptown to any financial business in competition with the Corporation or Uptown and located within a ten mile radius from the principal office of the Corporation, Uptown or any of its subsidiaries, except for the central loop area of Chicago. This non-competition restriction is not applicable following termination of his employment for cause or upon expiration of the agreement pursuant to its terms.

EXECUTIVE COMPENSATION COMMITTEE

         The Corporation's Executive Committee serves as the Executive Compensation Committee. The Committee believes the compensation paid to the Corporation's executive officers is competitive with companies within its industry that are comparable in size and by companies outside the industry with which the Corporation competes for executive talent.

EXECUTIVE COMPENSATION COMMITTEE REPORT

         The Committee is responsible for making recommendations to the Corporation's Board of Directors concerning the compensation of the Corporation's Chief Executive Officer and, based upon recommendations received from the Corporation's Chief Executive Officer, the compensation of the Corporation's other officers, consistent with employment contracts where appropriate.

         The Corporation has a compensation program that consists of salary and performance bonus (which are generally reviewed annually). The overall executive compensation philosophy is based upon the premise that compensation should be aligned with and support the Corporation's business strategy and long-term goals. The Corporation believes it is essential to maintain an executive compensation program which provides overall compensation competitive with that paid executives with comparable qualifications and experience. This is critical to attract and retain competent executives. Annual cash bonuses are determined by action of the Board of Directors on recommendations made to it by its Executive Compensation Committee.

         The Corporation bases the Chief Executive Officer's compensation on the same philosophy and policies as for all executive officers. In fiscal 2000, Mr. Ostrom received a base salary of $250,000 pursuant to his employment agreement with the Corporation, other compensation of $13,465 and a cash bonus of $75,227 attributable to the Corporation's financial results. Cash bonuses are based on the Corporation's profits.

         The Executive Compensation Committee regularly evaluates its policies with respect to executive compensation. The Executive Compensation Committee believes that a combination of salary and bonus provides a mix of short- and long-term rewards necessary to attract, motivate and retain an excellent management team.

SUBMITTED BY THE EXECUTIVE COMPENSATION COMMITTEE:

Delbert R. Ellis
Alfred E. Hackbarth, Jr.
Marvin L. Kocian
Richard K. Ostrom

February 8, 2001

         This Executive Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the SEC or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any fling under the Act or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

         The following graph sets forth a comparison of the cumulative total stockholder return on the Corporation's Common Stock with the cumulative total return of the companies comprising the NASDAQ Bank Index and a peer group of companies consisting of Midwest banks with less than $500 million in total assets.


                                  [LINE GRAPH]


                    COMPARISON OF FIVE YEAR CUMULATIVE TOTAL
                         RETURN AMONG UPBANCORP, INC.,
                      NASDAQ BANK INDEX AND THE PEER GROUP

                        12/31/95      12/31/96      12/31/97     12/31/98      12/31/99      12/31/00
                        --------      --------      --------     --------      --------      --------
Upbancorp, Inc.         $100.00       $117.08       $217.01      $249.23       $237.00       $233.56

NASDAQ Bank Index       $100.00       $128.97       $214.01      $192.27       $181.27       $212.45

Peer Group              $100.00       $110.60       $122.19      $134.92       $147.36       $158.74

   Measurement Period                                    NASDAQ                  Midwest Bank
 (Fiscal Year Covered)       Corporation(1)           Bank Index(1)             Peer Group(1)
 ---------------------       --------------           -------------             ---------------
         1995                  $100.00                  $100.00                     $100.00
         1996                   117.08                   128.97                      110.60
         1997                   217.01                   214.01                     122.19
         1998                   249.23                   192.27                     134.92
         1999                   237.00                   181.27                     147.36
         2000                   233.56                   212.45                     158.74

-----------------------------------
(1) Assumes $100 invested on December 31, 1995 in the Common Stock of the Corporation, NASDAQ Bank Index and the Peer Group, including reinvestment of dividends, through the fiscal year ended December 31, 2000.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Directors and executive officers of the Corporation and Uptown and their associates were customers of, and have had transactions with, Uptown in the ordinary course of business during 2000. Comparable transactions may be expected to take place in the future.

         All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships in such ordinary course of business, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for transactions with other persons and, in the opinion of management of the Corporation, did not involve more than the normal risk of collectibility or present other unfavorable features. See the Corporation's Annual Report on Form 10-K, Item 10.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of March 12, 2001, the total number of shares of Common Stock of the Corporation beneficially owned, and the percent of such shares so owned, by each person known to the Corporation to be the beneficial owner of more than 5% of the Common Stock of the Corporation, and all officers and Directors of the Corporation as a group.

NAME OR NUMBER OF                                 AMOUNT AND NATURE OF                 PERCENT OF
PERSONS IN GROUP                                BENEFICIAL OWNERSHIP (1)                  CLASS
-----------------                               ------------------------               ----------
Cede & Co.                                            351,017       (2)                   42.04%
c/o Depository Trust Company
New York, NY

Richard K. Ostrom                                     130,099       (3)-(7)               15.58%
Chicago, IL

James E. Heraty                                        68,290       (5)(6)                 8.18%
Chicago, IL

Robert P. Griffiths                                    56,841       (5)                    6.81%
Chicago, IL

Stephen W. Edwards                                     54,322       (5)                    6.51%
Chicago, IL

Wilmington Trust Corporation                           51,700       (8)                    6.19%
Wilmington, DE

Alfred E. Hackbarth, Jr.                               45,812       (3)(4)(9)              5.49%
Chicago, IL

Metropolitan Bank Group, Inc.                          45,324       (10)                   5.43%
Chicago, IL

All officers and Directors
(10 persons) as a group                               189,465                             22.69%

-----------------------------------
(1) The information contained in this column is based upon information furnished to the Corporation by the individuals named above or was ascertained from an examination of the Corporation's stock records. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. The above amounts do not include shares beneficially owned by the adult children of certain of the persons named above. Beneficial ownership of such shares is disclaimed. The above amounts include shares held in joint tenancy with certain members of the families of the persons named above. Shares so held are deemed to be shared as to voting and investment power.

(2) Cede & Co. is a trust company holding Common Stock of the Corporation for individuals and trustees, including the shares held by the Corporation's pension plan for its employees.

(3) The above amount includes 4,376 shares held by H.E.O. Enterprises. Messrs. Ellis, Hackbarth and Ostrom are partners in H.E.O. Enterprises. Voting and investment power with respect to these shares is shared by Messrs. Ellis, Hackbarth and Ostrom. (4) The above amount includes 24,000 shares held by a charitable foundation of which Messrs. Hackbarth and Ostrom are directors and officers. Voting and investment power with respect to these shares is shared. Beneficial ownership of these shares is disclaimed.

(4) The above amount includes 24,000 shares held by a charitable foundation of which Messrs. Hackbarth and Ostrom are directors and officers. Voting and investment power with respect to these shares is shared. Beneficial ownership of these shares is disclaimed.

(5) The above amount includes 48,400 shares held by the Corporation's pension plan for its employees. Voting and investment power with respect to these shares is shared by Messrs. Edwards, Griffiths, Heraty and Ostrom. Messrs. Griffiths and Ostrom are vested participants in the pension plan. Beneficial ownership of these shares is disclaimed by Messrs. Edwards and Heraty. Voting and investment power with respect to these shares is shared.

(6) The above amount includes 12,468 shares held by J.R. Enterprises. Messrs. Heraty and Ostrom are partners in J.R. Enterprises. Voting and investment power with respect to these shares is shared by Messrs. Heraty and Ostrom.

(7) The above amount includes 1,332 shares held in joint tenancy with Mr. Ostrom's adult children.

(8) Wilmington Trust Corporation is a trust company which is a depository for trustees for trusts holding Common Stock of the Corporation. The above amounts include 39,873 shares held by Wilmington Trust Corporation, Wilmington Trust Company and Wilmington Trust FSB as co-trustees. Voting and investment power with respect to these shares is shared.

(9) The above amount includes 13,436 shares held by two trusts for which Mr. Hackbarth is co-trustee. Voting and investment power with respect to these shares is shared. Beneficial ownership of these shares is disclaimed.

(10) Metropolitan Bank Group, Inc. is a multi-bank holding company located in Chicago, Illinois.


COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         The Directors, officers and beneficial owners of 10% or more of the equity securities of the Corporation are required to file certain reports with the SEC pursuant to Section 16(a) of the Exchange Act. A Form 3 must be filed with the SEC within ten days after the event by which the person becomes a "reporting person" (i.e., director, officer, 10% owner); a Form 4 must be filed with the SEC on or before the tenth day after the end of the month in which a change in beneficial ownership has occurred for a reporting person; and a Form 5 must be filed with the SEC on or before the forty-fifth day after the end of the Corporation's fiscal year for transactions or holdings that are required to be reported. For the Corporation's fiscal year ended December 31, 2000, to the knowledge of the Corporation, all Forms 3, 4 and 5 were timely filed with the SEC and the Corporation knows of no failure to file a required form by any reporting person.

                          RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

         McGladrey and Pullen, LLP performed a complete audit of the Corporation during 2000 and provided a certified financial statement for the year ended December 31, 2000. McGladrey and Pullen, LLP also performed a non-audit function for the Corporation consisting of the preparation of the Corporation's 2000 Income Tax returns. A representative of McGladrey and Pullen, LLP will be present at the Annual Stockholders' Meeting on April 17, 2001. The Board of Directors has selected McGladrey and Pullen, LLP as the Corporation's independent auditors for the fiscal year ending December 31, 2001, to provide a certified financial statement for 2001.

AUDIT FEES

         The aggregate fees by McGladrey and Pullen, LLP for professional services rendered for the audit of the Corporation's annual financial statements for the fiscal year ended December 31, 2000, and the reviews of the financial statements included in the Corporation's Forms 10-Q for the 2000 fiscal year amounted to $47,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         The aggregate fees by McGladrey and Pullen, LLP for professional services rendered to the Corporation in fiscal year 2000 in connection with the design and implementation of financial information systems amounted to $0.

ALL OTHER FEES

         The aggregate fees by McGladrey and Pullen, LLP for the preparation of the Corporation's income tax returns for the 2000 fiscal year amounted to $61,000.

         The Audit Committee has determined that the provision of non-audit services for the 2000 fiscal year by McGladrey and Pullen, LLP is compatible with maintaining that firm's independence as an independent accountant.

                 STOCKHOLDERS' PROPOSALS FOR 2002 ANNUAL MEETING

         Stockholders may submit proposals appropriate for stockholder action at the 2002 Annual Meeting consistent with the regulations of the SEC. All such proposals should be directed to Evy Alsaker, Vice President, Upbancorp, Inc., 4753 North Broadway, Chicago, Illinois 60640, by November 16, 2001.

                                 BY ORDER OF THE
                               BOARD OF DIRECTORS


                       /s/ Richard K. Ostrom


                    RICHARD K. OSTROM, CHAIRMAN OF THE BOARD,
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER


                       ALL STOCKHOLDERS ARE URGED TO SIGN
                         AND MAIL THEIR PROXIES PROMPTLY

                                   APPENDIX A

                                 UPBANCORP, INC.

                             AUDIT COMMITTEE CHARTER

ORGANIZATION

There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of at least three directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors would interfere with their exercise of independent judgment as an Audit Committee member.

STATEMENT OF POLICY

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their responsibility to the stockholders, potential stockholders and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between directors, the independent auditors, the internal auditors and the financial management of the corporation.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

- Review and recommend to the Board of Directors, the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

- Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedure to be utilized, and at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors.

- Review with the independent auditors, the corporation's internal auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation. Elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

- Review the internal audit function of the corporation, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

- Receive prior to each Audit Committee meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations form the original plan.

- Review the financial statements contained in the annual report to stockholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any changes in accounting principles should be reviewed.

- Provide sufficient opportunity for the internal and independent auditors to meet with members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

- Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.

- Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel if, in the judgment of the Audit Committee, such action is appropriate.

              PROXY FOR SHARES OF COMMON STOCK SOLICITED ON BEHALF
              OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
               THE STOCKHOLDERS OF UPBANCORP, INC., TO BE HELD ON
                                 APRIL 17, 2001

    The undersigned hereby appoints Delbert R. Ellis and Marvin L. Kocian, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of Common Stock that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of Upbancorp, Inc., to be held at Uptown National Bank of Chicago, 4753 North Broadway, Chicago, Illinois 60640, on Tuesday, April 17, 2001, at 9:45 A.M., local time, or any adjournment thereof, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as follows:

1.   ELECTION OF DIRECTORS:
     / / FOR all nominees listed below              / / WITHHOLD AUTHORITY to vote for all nominees listed below
       (EXCEPT AS MARKED TO THE CONTRARY BELOW)

                                     JAMES E. HERATY AND RICHARD K. OSTROM

                         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
                        NOMINEE WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

----------------------------------------------------------------------------------------------------------------
2.   In accordance with their discretion, upon all other matters that may properly come before said Meeting and any adjournment thereof.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1.

Dated:                       , 2001           Please Sign Here
         -------------------                                      -------------------------------------------------------

                                                                  -------------------------------------------------------

                                                                  -------------------------------------------------------

                                                                                          NOTE: Please date proxy and
                                                                                          sign it exactly as name or
                                                                                          names appear above. All joint
                                                                                          owners of shares should sign.
                                                                                          State full title when signing
                                                                                          as executor, administrator,
                                                                                          trustee, guardian, etc. Please
                                                                                          return signed proxy in the
                                                                                          enclosed envelope.